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                                                                    EXHIBIT 17.3

                        [STUART J. CHASANOFF LETTERHEAD]

                                October 1, 2001


Mr. Joe Bared
Chairman and CEO
United Petroleum Corporation
5800 Northwest 74th Avenue
Suite 101
Miami, Florida 33166

     Re: Board of Directors of United Petroleum Corporation

Dear Mr. Bared:

     Please be advised that I am hereby resigning as a director of United Petroleum Corporation, effective as of the close of business on October 5, 2001.

     It has been a privilege to have worked with you on this project.


                                                         Sincerely

                                                         /s/ STUART J. CHASANOFF

                                                         Stuart J. Chasanoff


cc:  Jack Peeples, Esq.
     Steven Loglisci, Esq.